Exhibit 99.2

Wag Labs, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,438	$2,628
Short-term investments available for sale	6,962	2,771
Accounts receivable, net	4,492	2,638
Prepaid expenses and other current assets	3,102	3,043
Deferred offering costs	3,099	930
Total current assets	$20,093	$12,010
Property and equipment, net	55	90
Operating lease, right of use assets, net	345	—
Intangible assets, net	2,641	2,888
Goodwill	1,427	1,427
Other assets	81	47
Total assets	$24,642	$16,462
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$3,359	$2,299
Accrued expenses and other current liabilities	4,065	4,601
Deferred revenue	2,108	1,888
Deferred purchase consideration – current portion	750	750
Current maturities of operating lease liabilities	343	—
Loan – current portion	444	442
Total current liabilities	11,069	9,980
Operating lease liabilities – non-current portion	51	—
Loan – non-current portion	978	1,200
Deferred purchase consideration – non-current portion	813	1,130
Total liabilities	$12,911	$12,310
Commitments and contingencies (Note 8)
Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Series P redeemable preferred stock, $0.0001 par value, 4,750,000 shares authorized, and 1,100,000 issued and outstanding	10,925	—
Total mezzanine equity	$121,190	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 78,808,512 and 43,763,126 shares authorized, 6,317,897 and 6,297,398 outstanding at June 30, 2022 and December 31, 2021, respectively	$1	$1
Additional paid-in capital	3,830	3,736
Accumulated deficit	(113,290)	(109,850)
Total stockholders’ deficit	(109,459)	(106,113)
Total liabilities, mezzanine equity and stockholders’ deficit	$24,642	$16,462

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands except for share amounts and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$12,784	$3,567	$22,450	$6,156
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,200	675	2,006	1,073
Platform operations and support	2,817	2,690	5,394	5,260
Sales and marketing	7,284	1,235	13,366	1,840
General and administrative	2,398	1,333	4,765	2,996
Depreciation and amortization	145	55	297	110
Total costs and expenses	13,844	5,988	25,828	11,279
Interest expense, net	(17)	(9)	(49)	(14)
Loss before income taxes	(1,077)	(2,430)	(3,427)	(5,137)
Income tax expense	(13)	(4)	(13)	(4)
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Net loss per share
Basic and diluted	$(0.17)	$(0.43)	$(0.55)	$(0.91)
Weighted-average shares used to compute net loss per share basic and diluted	6,305,282	5,638,678	6,301,362	5,636,666

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(Unaudited)

(in thousands, except share data)

	Redeemable Preferred						Accumulated
	Stock - Mezzanine				Additional		Other	Total
	Equity		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1	$3,736	$(109,850)	$-	$(106,113)
Shares issued upon exercise of stock options	-	-	-	-	-	-	-	-
Preferred Series P Issuance, net of issuance costs	1,100,000	10,925	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	54	-	-	54
Other comprehensive loss	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(2,350)	-	(2,350)
Balance at March 31, 2022	25,645,386	$121,190	6,297,398	$1	$3,790	$(112,200)	$-	$(108,409)
Shares issued upon exercise of stock options	-	-	20,499	0	-	-	-	-
Stock-based compensation	-	-	-	-	40	-	-	40
Other comprehensive loss	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(1,090)	-	(1,090)
Balance at June 30, 2022	25,645,386	$121,190	6,317,897	$1	$3,830	$(113,290)	$-	$(109,459)

	Redeemable Preferred						Accumulated
	Stock - Mezzanine		Common Stock, net of		Additional		Other	Total
	Equity		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1	$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	-	-	-	-	1	-	-	1
Stock-based compensation	-	-	-	-	61	-	-	61
Other comprehensive loss	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(2,708)	-	(2,708)
Balance at March 31, 2021	24,545,386	$110,265	5,629,095	$1	$3,407	$(106,247)	$1	$(102,838)
Shares issued upon exercise of stock options	-	-	9,583	-	-	-	-	-
Stock-based compensation	-	-	-	-	61	-	-	61
Other comprehensive loss	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(2,434)	-	(2,434)
Balance at June 30, 2021	24,545,386	$110,265	5,638,678	$1	$3,468	$(108,681)	$1	$(105,211)

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(3,440)	$(5,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest - deferred purchase consideration	58	—
Stock-based compensation	94	122
Depreciation and amortization	297	110
Changes in operating assets and liabilities:
Accounts receivable	(1,854)	(127)
Prepaid expenses and other current assets	(59)	(116)
Other assets	—	46
Accounts payable	1,060	67
Operating lease liabilities	14	—
Accrued expenses and other current liabilities	(536)	(1,907)
Deferred revenue	220	16
Other non-current liabilities	—	(493)
Net cash used in operating activities	(4,146)	(7,423)
Cash flows from investing activities
Purchases of short-term investments	(10,092)	(15,616)
Proceeds from sale of short-term investments	5,901	21,666
Payment of deferred purchase consideration	(375)	—
Purchase of property and equipment	(14)	—
Net cash (used in) provided by investing activities	(4,580)	6,050
Cash flows from financing activities
Payments on PPP loan	(220)	—
Proceeds from the issuance of preferred stock, net	10,925	—
Payment of offering costs	(2,169)	—
Net cash provided by financing activities	8.536	—
Net decrease in cash, cash equivalents and restricted cash	(190)	(1,373)
Cash, cash equivalents and restricted cash at beginning of period	2,628	3,049
Cash, cash equivalents and restricted cash at end of period	$2,438	$1,676
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	8	—
Cash paid during the year for income taxes	14	4

See accompanying notes to unaudited condensed consolidated financial statements.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Description of business

Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end- user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.

On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”). Upon completion of the Merger on August 9, 2002, the Company changed its name to Wag Group Co. (“New Wag”) and effectively comprised all of CHW’s material operations. Refer to Note 14 for more information regarding the Merger.

2.	Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying unaudited condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2021 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2021 condensed consolidated balance sheet was derived from the Company’s audited financial statements.

These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2022 and its results of operations, changes in mezzanine equity and stockholders’ deficit and cash flows for the six months ended June 30, 2022 and 2021. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other future annual or interim period.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock- based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Certain Significant Risks and Uncertainties

The Company has experienced negative cash flows since inception and had an accumulated deficit of $113.3 million and $109.9 million as of June 30, 2022 and December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.

The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will continue to be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2021 decreased compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements. The standby letter of credit expires in Q3 2022.

Investments

Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in the six months ended June 30, 2022 and 2021.

Accounts Receivable

Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in the process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third parties in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

Estimated useful life
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years

Maintenance and repair costs are charged to expense as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Intangible Assets, Net

Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight- line basis over their estimated useful lives.

Impairment of Intangible Assets

The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite- lived intangible and long-lived assets was recorded for the six months ended June 30, 2022 and 2021.

Software Development Costs

The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs are amortized on a straight- line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the balance sheets, and amortization expense is included in depreciation and amortization in the statements of operations.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for the six months ended June 30, 2022 and 2021 has been reduced for actual forfeitures.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during the six months ended June 30, 2022 and 2021.

Fair Value

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.

Level1— Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level2— Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level3— Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, and accrued liabilities approximate their respective fair value due to their short period of maturities.

Concentration of Credit Risk

Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through commission fees paid by third party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third party service partner. For some of the Company’s arrangements with third party service partners, the transaction price is considered variable, and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the PCGs ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third party service partners which define the action by a pet parent that results in the Company earning and receiving a commission fee from the third-party service partner.

Wag!’s service obligations are performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the condensed consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed, and revenue is recognized when an end-user completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.

The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents.

Gift Cards

The Company sells gift cards that can be redeemed by pet parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on our platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Incentives

The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:

Targeted pet parent discounts and promotions: These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.

Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price pet parents pay PCGs for services. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenue consists of costs directly related to revenue generating transactions, which primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $9.5 million and $1.0 million during the six months ended June 30, 2022 and 2021, respectively.

General and Administrative

General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.

Earnings Per Share

The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the six months ended June 30, 2022 and 2021 were not allocated to these participating securities.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.

Recent Accounting Pronouncements Adopted

The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. When permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

On January 1, 2022, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs. The Company also elected the practical expedient to combine non-lease components and lease components for real estate leases. Upon adoption, the Company recorded $0.5 million of right-of-use assets and $0.5 million of lease liabilities on its condensed consolidated balance sheet.

On January 1, 2022, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The adoption of ASU 2019-12 did not have a material effect on the consolidated financial statements.

Accounting Standards Issued but Not Yet Adopted

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, (Topic 326), Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments which amends the current accounting guidance and requires the use of the new forward-looking “expected loss” model, rather than the “incurred loss” model, which requires all expected losses to be determined based on historical experience, current conditions and reasonable and supportable forecasts. This guidance amends the accounting for credit losses for most financial assets and certain other instruments including trade and other receivables, held-to-maturity debt securities, loans, and other instruments.

In November 2019, the FASB issued ASU No. 2019-10 to postpone the effective date of ASU No. 2016-13 for public business entities eligible to be smaller reporting companies (SRCs) as defined by the SEC. ASU No. 2016-13 is effective for SRCs for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is evaluating the impact of the adoption of ASU 2016-13 on its financial position and results of operations.

There were other updates recently issued. The management does not believe that other than disclosed above, accounting pronouncements recently issued but not yet adopted will have a material impact on its financial position results of operations, or cash flows.

3.	Business Combinations

On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of June 30, 2022 and December 31, 2021, the amounts included in accrued expenses and other current liabilities, as well as other non-current liabilities on the condensed consolidated balance sheet was $1.6 million and $1.9 million, respectively. No working capital was acquired from CPI.

The purchase consideration allocation was as follows (in thousands):

As of August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	$3,680

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):

		Estimated Useful
	Fair Value	Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5-10
Tradename	276	7
Total intangible assets	$3,045

Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce and anticipated operational synergies. The resulting goodwill is not deductible for tax purposes.

4.	Revenue

The following table presents the Company’s revenue disaggregated by offering (in thousands):

	Three months ended	Six months ended

	June 30, 2022
Service revenue	$5,675	$10,107
Wellness revenue	7,109	12,343
Total revenue	$12,784	$22,450

Wellness revenue was launched in August 2021 and does not have a prior year comparison.

5.	Contract Liabilities

The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $2.1 million and $1.9 million as of the six months ended June 30, 2022 and the year ended December 31, 2021. Revenue recognized for the six months ended June 30, 2022 and 2021 related to the Company’s contract liabilities as of the beginning of the year was $0.2 million and $0.1, respectively.

6.	Fair Value Measurements

The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$558	$—	$—	$558
Short-term investments
Money market funds	6,962	—	—	6,962
Total financial assets	$7,520	$—	$—	$7,520

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391

Unrealized gains and losses for the six months ended June 30, 2022 and 2021 are immaterial.

7.	Leases

Operating Leases

The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.

In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.

In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ended in July 2022. During the six months ended June 30, 2022 and 2021, the Company recognized $0.5 million and $0.4 million, respectively, of sublease income under this agreement.

In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.

In November 2021, the Company entered into a non-cancellable agreement to lease office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.

Non-cash activities involving ROU assets, including the impact of adopting the new lease standard on January 1, 2022 were $0.5 million in assets and $0.5 million in liabilities. The Company made $0.3 million of cash payments, net of sublease income, for the Company’s operating leases in the six months ended June 30, 2022. Rent expense for operating leases, as previously reported under former lease accounting standards, net of sublease income, was $2.5 million for the six months ended June 30, 2021.

As of June 30, 2022, the future minimum lease payments required under operating leases were as follows (in thousands):

2022 (remaining six months)	$266
2023	227
Total minimum lease payments	$493

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The discount rate related to the Company’s lease liabilities as of June 30, 2022 was 11%. The discount rates are generally based on estimates of the Company’s incremental borrowing rate, as the discount rates implicit in the Company’s leases cannot be readily determined.

8.	Commitments and Contingencies

Legal and other contingencies

From time to time, the Company may be a party to litigation and subject to claims, including non- income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.

In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.

The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company was subject to a claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. As of December 31, 2021, the dispute process was ongoing and no liability was recorded related to this matter. The Company recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of June 30, 2022 and December 31, 2021. On May 13, 2022, the Company settled this claim without liability and will receive a full refund of the previously paid deposit of $1.2 million from the state taxing authority. The Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

As of June 30, 2022 and December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Letters of Credit

The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of June 30, 2022 and December 31, 2021, the Company had letters of credit outstanding of $0.8 million and $0.8 million, respectively, which expire in Q3 2022.

9.	Debt

In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

Future minimum payments of the principal on the Company’s outstanding PPP loan as of June 30, 2022 were as follows (in thousands):

Amounts
2022 (remaining six months)	$222
2023	446
2024	451
2025	303
Total principal amount	$1,422

10.	Stockholders’ Equity and Mezzanine Equity

Redeemable Preferred Stock — Mezzanine Equity

On January 28, 2022, The Company issued 1.1 million convertible preferred shares (“Series P”) in exchange for $11 million of cash. Series P was issued on substantially similar terms to the Company’s other convertible preferred share issuances, except for the Series P convertible share agreement contains an adjustment provision that provides for additional shares to be issued based on a formula if the proposed Merger is not completed, as defined the Company’s Amended and Restated Certificate of Incorporation.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company had outstanding redeemable preferred stock as follows (in thousands, except per share amounts):

	June 30, 2022
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
P	4,750,000	1,100,000	10,925	11,000
Total	29,295,386	25,645,386	$121,190	$78,417

	December 31, 2021
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

Preferred Stock Provisions

Dividends — The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, $0.4376 per annum for each share of Series C Preferred, and $0.80 per annum for each share of Series P Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.

Voting Rights — Each holder of Series Seed, Series A, Series B, Series C, and Series P Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of June 30, 2022 and December, 31, 2021 the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. As of August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.

Liquidation Preference — Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B, Series C, and Series P Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share, $5.4703 per Series C preferred share, and $10.00 per Series P preferred share.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Conversion Rights — The convertible preferred shares of Series Seed, Series A, Series B, Series C, and Series P are convertible at the option of the holder at any time. Additionally, the instruments automatically convert into shares of common stock upon the affirmative election of the holders of a majority of the then- outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.

The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the balance sheet for the respective periods.

Accumulated Other Comprehensive Income (Loss)

There were not changes to accumulated other comprehensive income (loss) for the six months ended June 30, 2022 and 2021.

Common Stock

As of both June 30, 2022 and December 31, 2021, the Company had authorized 77,808,512 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of June 30, 2022 and December 31, 2021, 6,317,897 and 6,297,398 shares of the Company’s common stock were issued and outstanding, respectively.

Common Stock Reserved for Future Issuance

At June 30, 2022 and December 31, 2021, the Company had reserved common stock for future issuances, as follows:

	June 30, 2022	December 31, 2021
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
P	4,750,000	-
Common stock option plan:
Options outstanding	7,540,964	7,580,496
Options available for future grants	110,966	91,933
Common warrants	91,310	91,310
Total	37,038,626	32,309,125

Stock Option Plan

Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years, and expire in ten years.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

A summary of the Company’s option activity under the 2014 Plan is as follows:

	Number of Options	Weighted- average exercise price	Weighted- average grant date fair value
Outstanding, December 31, 2021	7,580,496	$0.39	$0.13
Granted	-	-	-
Exercised	(20,499)	0.12	0.04
Cancelled/forfeited	(19,033)	0.70	0.29
Outstanding, June 30,2022	7,540,964	$0.39	$0.14

The following table summarizes the total stock-based compensation expense by function for the six months ended June 30, 2022 and 2021 (in thousands).

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Operations and support	$9	$9	$18	$18
Sales and marketing	2	4	5	8
General and administrative	29	48	71	96
	$40	$61	$94	$122

Restricted Stock

The Company accounts for restricted stock issued to employees at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date. Almost all restricted stock was issued to founders or employees of the Company.

A summary of restricted stock activity for the six months ended June 30, 2022 is as follows:

Restricted Stock (Unvested)
Weighted Average Grant
	Number of	Date Fair Value
	Shares	($ per share)
Unvested at December 31, 2021	174,154	$0.21
Grants	—	—
Vested	—	—
Forfeited	—	—
Unvested at June 30, 2022	174,154	$0.21

As of the six months ended June 30, 2022 there was $12 thousand of unrecognized expense related to unvested restricted stock. There was no outstanding restricted stock at 3/31/2021. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.

Common Stock Warrants

Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

A summary of common stock warrants outstanding as of June 30, 2022 and December 31, 2021 is as follows:

		Weighted Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price ($ per share)	Value
Outstanding at June 30, 2022	91,310	$1.54	—
Outstanding at December 31, 2021	91,310	$1.54	—

11.	Income Taxes

The Company recorded no provision or benefit for income taxes for the six months ended June 30, 2022 and 2021. At the end of each interim period, the Company estimates its annual effective tax rate and applies that rate to the interim earnings. The tax impact of certain unusual or infrequently occurring items, including changes in judgment about valuation allowances and the effects of changes in tax laws or rates, are recorded in the interim period in which they occur. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes. As of June 30, 2021 and 2022, and consistent with all prior periods, the Company continues to maintain a full valuation allowance against all of it deferred tax assets in light of its history of cumulative net losses.

12.	Earnings (loss) per share

The following table shows the computation of basic and diluted earnings per share for June 30, 2022 and June 30, 2021 (in thousands, except share data):

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to common stockholders	$(1,090)	(2,434)	$(3,440)	$(5,141)

Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders	6,305,282	5,638,678	6,301,362	5,636,666
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.17)	(0.43)	$(0.55)	$(0.91)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	Six months ended June 30,
	2022	2021
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Series P convertible preferred shares	1,100,000	—
Options and RSUs issued and outstanding	7,715,118	7,866,061
Warrants issued and outstanding	91,310	91,310
Total	33,451,814	32,502,757

Wag Labs, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

13.	401(k) Plan

In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company did not make contributions to this plan in the first six months of 2022 or 2021.

14.	Subsequent Events

In connection with the issuance of the consolidated financial statements on August 15, 2022 for the three and six months ended June 30, 2022, the Company has evaluated subsequent events existing and not existing on June 30, 2022, and concluded there were no subsequent events to recognize in the financial statements.

On August 9, 2022 (the “Closing Date”), Wag Labs, Inc. (“Legacy Wag!”), CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), and CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 2, 2022, by and among Legacy Wag!, CHW, and Merger Sub (the “Business Combination Agreement”), following the approval at an extraordinary general meeting of CHW’s shareholders held on July 28, 2022 (the “Special Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Wag! and CHW was effected by the merger of Merger Sub with and into Legacy Wag!, with Legacy Wag! surviving the merger as a wholly owned subsidiary of CHW (the “Merger,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the consummation of the Business Combination on the day prior to the Closing Date, CHW changed its name from CHW Acquisition Corporation to Wag! Group Co.

In connection with the Special Meeting and the Business Combination, the holders of 9,593,970 shares of CHW’s ordinary shares, par value $0.0001 per share, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $95,939,700. As a result, the Company received approximately $5.3 million, net of $23.9 million placed in escrow in accordance with the Forward Purchase Agreements. The Company also received $29.4 million in a Secured Note and $5 million from the PIPE and Backstop Investor, before the payment of transaction related expenses.

Upon the consummation of the Merger, the following transactions occurred (the “Conversion”): (i) all outstanding shares of Legacy Wag!’s preferred stock, except for Legacy Wag! Series P Shares (as described in part (vi) below), were converted into shares of the Company’s common stock, par value $0.0001 per share, at the then-effective conversion rate as calculated pursuant to the Business Combination Agreement; (ii) the cancellation of each issued and outstanding share of Legacy Wag!’s common stock and the conversion into the right to receive a number of shares of the Company’s common stock equal to the exchange ratio of 0.97 shares of the Company’s common stock for each share of Legacy Wag! common stock; (iii) the conversion of 91,130 warrants issued and outstanding by Legacy Wag! in 2017 to two lenders (the “Legacy Wag! Common Warrants”) into warrants exercisable for shares of the Company’s common stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using an exchange ratio of 0.97 for Legacy Wag! Common Warrants; (iv) the conversion of all outstanding vested and unvested options to purchase shares of Legacy Wag! common stock (the “Legacy Wag! Options”) into options exercisable for shares of the Company’s common stock with the same terms and conditions as were applicable to the Legacy Wag! Options immediately prior to the Conversion, except for the number of shares exercisable and the exercise price, each of which were adjusted using the exchange ratio of 0.97 for Legacy Wag! Options; (v) the conversion of the outstanding restricted stock unit award covering shares of Legacy Wag! common stock (each, a “Legacy Wag! RSU Award”) into awards covering a number of shares of Wag! common stock (rounded down to the nearest whole number) with the same terms and conditions as were applicable to the Legacy Wag! RSU Awards immediately prior to the Conversion, except for the number of shares subject to the award, which was adjusted using the exchange ratio of 0.97 for Legacy Wag! RSU Awards, (vi) the conversion of 1,100,000 shares of Legacy Wag! Series P Shares into the Company’s common stock on a one-for-one basis; (vii) the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to or substantially concurrently with the Closing Date; (viii) immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares (as defined below) not forfeited) was converted into shares of the Company’s common stock; (ix) the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter (as defined below) and the Business Combination Agreement; (x) the issuance of 300,000 Wag! Community Shares that the Company may distribute to members of the pet wellness and welfare community as identified by our officers and directors; and (xi) the cancellation of 20,000 founder shares held by Sponsor in connection with the Business Combination and in accordance with the CHW Founders Stock Letter and the Business Combination Agreement.

Simultaneously with the closing of the Business Combination, the Company deposited $24,651,793 into an escrow account pursuant to Forward Share Purchase Agreements entered into by CHW on August 5, 2022. In accordance with the Forward Share Purchase Agreements, on the three-month anniversary of the Closing Date, the participating investors may elect to sell and transfer to the Company, and the Company will purchase, in the aggregate, up to 2,393,378 shares of common stock of the Company, consisting of shares of common stock then held by the Investors and not sold and repurchased by the Investor since the Closing Date. The shares are held in escrow and the Company can acquire the Investor Shares at a price of $10.30 per share. The date of the purchase by the Company of the Investor Shares is referred to as the “Put Date”. In conjunction with the sale of the Investor Shares to the Company, each Investor shall notify the Company and the Escrow Agent in writing five business days prior to the three-month anniversary of the date of the Closing Date whether or not such Investor is exercising its right to sell the Investor Shares that such Investor holds to the Company pursuant to the Forward Purchase Agreements (each, a “Shares Sale Notice”). If a Shares Sale Notice is timely delivered by an Investor to the Company and the Escrow Agent, the Company will purchase from such Investor the Investor Shares held by such Investor on the Put Date. If the Investor sells any Investor Shares in the open market after the Closing Date and prior to the three-month anniversary of the Closing Date (such sale, the “Early Sale” and such shares, the “Early Sale Shares”), the Escrow Agent shall release from the Escrow Account to the Company an amount equal to $10.30 per Early Sale Share sold in such Early Sale.

The Company’s purchase of the Investor Shares will be made with funds from the escrow account attributed to the Investor Shares. In the event that an Investor sells any Investor Shares in an Early Sale, it shall provide notice to the Company and the Escrow Agent within three business days of such sale, and the Escrow Agent shall release from the escrow account for the Company’s use without restriction an amount equal to the pro rata portion of the escrow attributed to the Investor Shares which the Investor has sold. In the event that the Investor chooses not to sell to the Company any Investor Shares that the Investor owns as of the three-month anniversary of the Closing Date, the Escrow Agent shall release all remaining funds from the escrow account for the Company’s use without restriction.

Also, on the Closing Date, the Company entered into a financing agreement (the “Blue Torch Financing Agreement”) with Blue Torch Finance, LLC (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to extend an approximately $32.17 million senior secured term loan credit facility (the “Credit Facility”). Legacy Wag! is the primary borrower under the Credit Facility, the Company is a parent guarantor and substantially all of the Company’s existing and future subsidiaries are subsidiary guarantors (subject to certain customary exceptions). The Credit Facility is secured by a first priority security interest in substantially all assets of Legacy Wag! and the guarantors (subject to certain customary exceptions).

Also in connection with the Business Combination, Eligible Company Equityholders have the contingent right to Earnout Shares and management has the contingent right to Management Earnout Shares. The aggregate number of Earnout Shares and Management Earnout Shares is 10,000,000, and 5,000,000, shares of New Wag! common stock, respectively. The Earnout Shares and Management Earnout Shares will be issued following the Business Combination, as further described below. Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. The Earnout Shares are indexed to the Company’s stock, at each of the New Wag! share price targets of $12.50, $15.00, and $18.00.